Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2026 Financial Results

IRVINE, California – February 4, 2026 – Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company”) today announced its financial results for the third fiscal quarter ended December 27, 2025. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended December 27, 2025 compared to the quarter ended December 28, 2024:

●	Net sales increased 16.0% over the prior-year period to $705.6 million.
●	Same store sales increased 5.7%, with retail store same store sales increasing 3.7% and e-commerce same store sales increasing 19.6%.
●	Net income was $85.8 million, or $2.79 per diluted share, compared to $75.1 million, or $2.43 per diluted share, in the prior-year period.
●	The Company opened 25 new stores, bringing its total store count to 514 as of the quarter end.

“We are very pleased with our third quarter results and the strength of our holiday performance across the chain,” commented John Hazen, Chief Executive Officer. “Sales increased 16% year over year, reflecting broad-based demand across merchandise categories, channels, and geographies. Merchandise margin expanded by 110 basis points, and combined with solid expense control, drove strong earnings per diluted share of $2.79.”

Mr. Hazen continued, “We are encouraged by the start to our fourth fiscal quarter. Through the first three and a half weeks of the quarter, prior to recent winter storms, consolidated same store sales grew high-single-digits. Including the impact of these storms, consolidated same store sales increased 5.7% for the first five weeks of the fourth fiscal quarter.”

Operating Results for the Third Quarter Ended December 27, 2025 Compared to the Third Quarter Ended December 28, 2024

●	Net sales increased 16.0% to $705.6 million from $608.2 million in the prior-year period. Consolidated same store sales increased 5.7%, with retail store same store sales increasing 3.7% and e-commerce same store sales increasing 19.6%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $281.2 million, or 39.9% of net sales, compared to $238.9 million, or 39.3% of net sales, in the prior-year period. The increase in gross profit was primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The 60 basis-point increase in gross profit rate was driven primarily by a 110 basis-point increase in merchandise margin rate, partially offset by 50 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was primarily the result of buying economies of scale, supply chain efficiencies and growth in exclusive brand penetration. The deleverage in buying, occupancy and distribution center costs was primarily driven by the occupancy costs of new stores.
●	Selling, general and administrative (“SG&A”) expenses were $166.5 million, or 23.6% of net sales, compared to $139.4 million, or 22.9% of net sales, in the prior-year period. The increase in SG&A expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores, corporate general and administrative expenses, and marketing expenses in the current-year period. SG&A expenses as a percentage of net sales deleveraged by 70 basis points compared to the prior-year period. Included in the prior-year period is a net benefit of $6.7 million related to the Company’s former Chief Executive

Officer’s (“CEO”) resignation. Excluding this benefit in the prior-year period, SG&A expenses as a percentage of net sales leveraged by 40 basis points.
●	Income from operations increased $15.3 million to $114.8 million, or 16.3% of net sales, compared to $99.5 million, or 16.4% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $28.9 million, or a 25.2% effective tax rate, compared to $24.1 million, or a 24.3% effective tax rate, in the prior-year period. The increase in the effective tax rate was primarily due to fewer nondeductible expenses in the prior-year period.
●	Net income was $85.8 million, or $2.79 per diluted share, compared to $75.1 million, or $2.43 per diluted share, in the prior-year period. Included in net income per diluted share in the prior-year period is a net benefit of $6.7 million, or $0.22 per share, related to the Company’s former CEO’s resignation. The increase in net income was primarily attributable to the factors noted above.

Operating Results for the Nine Months Ended December 27, 2025 Compared to the Nine Months Ended December 28, 2024

●	Net sales increased 17.7% to $1.715 billion from $1.457 billion in the prior-year period. Consolidated same store sales increased 7.6%, with retail store same store sales increasing 6.6% and e-commerce same store sales increasing 15.6%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $662.6 million, or 38.6% of net sales, compared to $548.5 million, or 37.6% of net sales, in the prior-year period. The increase in gross profit was primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The increase in gross profit rate was driven primarily by a 120 basis-point increase in merchandise margin rate, partially offset by 20 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was primarily the result of better buying economies of scale, growth in exclusive brand penetration, and supply chain efficiencies. The deleverage in buying, occupancy and distribution center costs was primarily driven by the occupancy costs of new stores.
●	SG&A expenses were $420.7 million, or 24.5% of net sales, compared to $358.8 million, or 24.6% of net sales, in the prior-year period. The increase in SG&A expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores, corporate general and administrative expenses, and marketing expenses in the current-year period. SG&A expenses as a percentage of net sales leveraged by 10 basis points primarily as a result of lower corporate general and administrative expenses and legal expenses in the current-year period. Included in the prior-year period is a net benefit of $6.7 million related to the Company’s former CEO’s resignation. Excluding this benefit in the prior-year period, SG&A expenses as a percentage of net sales leveraged by 60 basis points.
●	Income from operations increased $52.3 million to $241.9 million, or 14.1% of net sales, compared to $189.7 million, or 13.0% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $61.5 million, or a 25.3% effective tax rate, compared to $46.8 million, or a 24.6% effective tax rate, in the prior-year period. The increase in the effective tax rate was primarily due to a lower income tax benefit from income tax accounting for stock-based compensation in the current-year period and changes to state enacted tax rates for the period ended December 27, 2025.
●	Net income was $181.4 million, or $5.90 per diluted share, compared to $143.4 million, or $4.64 per diluted share, in the prior-year period. Included in net income per diluted share in the prior-year period is a net benefit of $6.7 million, or $0.22 per share, related to the Company’s former CEO’s resignation. The increase in net income was primarily attributable to the factors noted above.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth and e-commerce as a percentage of net sales for the periods indicated below.

					Preliminary
	Thirteen Weeks				Five Weeks
	Ended	Four Weeks	Four Weeks	Five Weeks	Ended
	December 27, 2025	Fiscal October	Fiscal November	Fiscal December	January 31, 2026

Total Net Sales Growth	16.0%	19.5%	17.1%	13.9%

Retail Stores SSS	3.7%	7.1%	4.0%	1.9%	4.7%
E-commerce SSS	19.6%	24.0%	23.6%	17.1%	13.1%
Consolidated SSS	5.7%	8.8%	6.1%	4.2%	5.7%*

E-commerce as a % of Net Sales	12.8%	10.0%	10.9%	15.0%

*Preliminary consolidated same store sales for the five weeks (35 days) ended January 31, 2026 were negatively impacted by an estimated $5 million due to store closures resulting from recent winter storms. Preliminary consolidated same store sales growth for the 26 days prior to the winter storms was 9.1%.

Balance Sheet Highlights as of December 27, 2025

●	Cash of $200 million.
●	The Company repurchased 67,279 and 218,032 shares of its common stock during the thirteen and thirty-nine weeks ended December 27, 2025, respectively, for an aggregate purchase price of $12.5 million and $37.5 million, respectively, under its $200 million authorized repurchase program.
●	Average inventory per store increased approximately 4.1% on a same-store basis compared to the quarter ended December 28, 2024.
●	Zero drawn under the $250 million revolving credit facility.

Fiscal Year 2026 Outlook

The Company is providing updated guidance for the fiscal year ending March 28, 2026, which supersedes in its entirety the previous guidance issued in its second quarter earnings report on October 29, 2025. For the fiscal year ending March 28, 2026, the Company now expects:

●	To open 70 new stores.
●	Total sales of $2.24 billion to $2.25 billion, representing growth of 17% to 18% over fiscal year 2025.
●	Consolidated same store sales growth of 6.5% to 7.0%, with retail store same store sales growth of 5.5% to 6.0% and e-commerce same store sales growth of 14.5% to 15.0%.
●	Merchandise margin between $1.138 billion and $1.144 billion, or approximately 50.8% of sales.
●	Gross profit between $850 million and $855 million, or approximately 37.9% to 38.0% of sales.
●	SG&A expenses between $553 million and $554 million, or approximately 24.7% to 24.6% of sales.
●	Income from operations between $297 million and $301 million, or approximately 13.3% to 13.4% of sales.
●	Net income of $222.8 million to $225.8 million.
●	Net income per diluted share of $7.25 to $7.35, based on 30.7 million weighted average diluted shares outstanding.
●	Effective tax rate of 26.0% for the remaining three months of the fiscal year.
●	Capital expenditures between $125.0 million and $130.0 million, which is net of estimated landlord tenant allowances of $45.0 million.

For the fourth fiscal quarter ending March 28, 2026, the Company expects:

●	Total sales of $525 million to $535 million, representing growth of 16% to 18% over the prior-year period.
●	Consolidated same store sales growth of 3.0% to 5.0%, with retail store same store sales growth of 2.2% to 4.2% and e-commerce same store sales growth of 11.0% to 13.0%.
●	Merchandise margin between $265 million and $270 million, or approximately 50.4% to 50.5% of sales.
●	Gross profit between $187 million and $193 million, or approximately 35.7% to 36.1% of sales.
●	Selling, general and administrative expenses between $132 million and $134 million, or approximately 25.1% to 25.0% of sales.
●	Income from operations between $55 million and $59 million, or approximately 10.5% to 11.1% of sales.
●	Net income per diluted share of $1.35 to $1.45, based on 30.7 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the third fiscal quarter ended December 27, 2025, is scheduled for today, February 4, 2026, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (844) 825-9789. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until March 5, 2026, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10206289. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 524 stores in 49 states. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business, and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook”, and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties, and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions, or changes in consumer preferences; the impact that import tariffs and other trade restrictions imposed by the U.S., China, or other countries have had, and may continue to have, on our product costs and changes to U.S. or other countries’ trade policies and tariff and import/export regulations; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 27,	March 29,
	2025	2025
Assets
Current assets:
Cash and cash equivalents	$200,071	$69,770
Accounts receivable, net	14,207	10,263
Inventories	805,471	747,191
Prepaid expenses and other current assets	37,867	36,736
Total current assets	1,057,616	863,960
Property and equipment, net	490,733	422,079
Right-of-use assets, net	586,527	469,461
Goodwill	197,502	197,502
Intangible assets, net	58,981	58,677
Other assets	7,097	6,342
Total assets	$2,398,456	$2,018,021
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$147,305	$134,450
Accrued expenses and other current liabilities	214,944	146,038
Short-term lease liabilities	79,156	72,861
Total current liabilities	441,405	353,349
Deferred taxes	43,667	39,317
Long-term lease liabilities	624,910	490,182
Other liabilities	5,429	4,116
Total liabilities	1,115,411	886,964

Stockholders’ equity:
Common stock, $0.0001 par value; December 27, 2025 - 100,000 shares authorized, 30,990 shares issued; March 29, 2025 - 100,000 shares authorized, 30,892 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	259,455	246,725
Retained earnings	1,085,408	903,968
Less: Common stock held in treasury, at cost, 545 and 298 shares at December 27, 2025 and March 29, 2025, respectively	(61,821)	(19,639)
Total stockholders’ equity	1,283,045	1,131,057
Total liabilities and stockholders’ equity	$2,398,456	$2,018,021

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 27,	December 28,	December 27,	December 28,
	2025	2024	2025	2024
Net sales	$705,643	$608,170	$1,715,106	$1,457,355
Cost of goods sold	424,403	369,301	1,052,496	908,879
Gross profit	281,240	238,869	662,610	548,476
Selling, general and administrative expenses	166,459	139,405	420,686	358,811
Income from operations	114,781	99,464	241,924	189,665
Interest expense	435	416	1,181	1,151
Other income, net	405	110	2,222	1,655
Income before income taxes	114,751	99,158	242,965	190,169
Income tax expense	28,941	24,092	61,525	46,766
Net income	$85,810	$75,066	$181,440	$143,403

Earnings per share:
Basic	$2.82	$2.46	$5.94	$4.70
Diluted	$2.79	$2.43	$5.90	$4.64
Weighted average shares outstanding:
Basic	30,471	30,559	30,536	30,501
Diluted	30,726	30,898	30,742	30,876

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	December 27,	December 28,
	2025	2024
Cash flows from operating activities
Net income	$181,440	$143,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	57,063	45,801
Stock-based compensation	12,501	8,194
Amortization of intangible assets	—	20
Noncash lease expense	56,564	49,316
Amortization of debt issuance fees	81	81
Loss on disposal of assets	429	119
Deferred taxes	4,350	(4,244)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,918)	(252)
Inventories	(58,280)	(91,165)
Prepaid expenses and other current assets	(1,196)	(1,515)
Other assets	(755)	(676)
Accounts payable	14,930	(3,388)
Accrued expenses and other current liabilities	76,691	80,678
Other liabilities	1,313	655
Operating leases	(31,930)	(36,340)
Net cash provided by operating activities	$309,283	$190,687
Cash flows from investing activities
Purchases of property and equipment	(136,424)	(108,361)
Purchases of intangible assets	(304)	—
Proceeds from sale of property and equipment	43	55
Net cash used in investing activities	$(136,685)	$(108,306)
Cash flows from financing activities
Repayments on finance lease obligations	(719)	(646)
Repurchases of common stock	(37,504)	—
Tax withholding payments for net share settlement	(4,303)	(7,617)
Proceeds from the exercise of stock options	229	2,949
Net cash used in financing activities	$(42,297)	$(5,314)
Net increase in cash and cash equivalents	130,301	77,067
Cash and cash equivalents, beginning of period	69,770	75,847
Cash and cash equivalents, end of period	$200,071	$152,914

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$42,045	$29,220
Cash paid for interest	$1,020	$1,047
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$17,641	$28,370

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 27,	September 27,	June 28,	March 29,	December 28,	September 28,	June 29,	March 30,
	2025	2025	2025	2025	2024	2024	2024	2024
Store Count (BOP)	489	473	459	438	425	411	400	382
Opened/Acquired	25	16	14	21	13	15	11	18
Closed	—	—	—	—	—	(1)	—	—
Store Count (EOP)	514	489	473	459	438	425	411	400

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended
	December 27,	September 27,	June 28,	March 29,	December 28,	September 28,	June 29,	March 30,
	2025	2025	2025	2025	2024	2024	2024	2024
Selected Store Data:
Same Store Sales growth/(decline)	5.7%	8.4%	9.4%	6.0%	8.6%	4.9%	1.4%	(5.9)%
Stores operating at end of period	514	489	473	459	438	425	411	400
Comparable stores open during period(1)	426	411	401	382	374	363	349	335
Total retail store selling square footage, end of period (in thousands)	5,810	5,495	5,307	5,133	4,877	4,720	4,547	4,371
Average retail store selling square footage, end of period	11,304	11,238	11,220	11,183	11,134	11,105	11,063	10,929
Average sales per comparable store (in thousands)(2)	$1,291	$996	$1,031	$926	$1,301	$952	$980	$917

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating during the period. Included in this calculation are stores opened in recent years that have not yet reached sales maturity.